F O R M    3

                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
               INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

          Filed pursuant to Section 16(a) of the Securities Exchange Act of
           1934, Section 17(a) of the Public Utility Holding Company Act of
             1935 or Section 30(f) of the Investment Company Act of 1940

          1.   Name and Address of Reporting Person

                    Astoria Capital Partners, L.P.
                    6600 SW 92nd Avenue, Ste. 370
                    Portland, Oregon  97223
                    (503) 244-1956 (Phone)
                    (503) 244-3801 (Fax)

          2.   Date of Event Requiring Statement (Month/Day/Year)

                    4/01/98

          3.   IRS or Social Security Number of Reporting Person
               (Voluntary)

                    94-3160631

          4.   Issuer Name and Ticker or Trading Symbol

                    Omnis Technology Corp. (f/k/a Blyth Holdings, Inc.)

          5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

               [ ]  Director                      [X]  10% Owner
               [ ]  Officer (give title below)    [ ]  Other (specify
                                                       below)

          6.   If Amendment, Date of Original (Month/Year)

          7.   Individual or Joint/Group Filing
               (Check Applicable Line)

               [X]  Form filed by One Reporting Person
               []   Form filed by More than One Reporting Person













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               Table 1 -- Non-Derivative Securities Beneficially Owned

          1.   Title of Security (Instr. 4)

                    Common Stock, $.10 par value

          2.   Amount of Securities Beneficially Owned (Instr. 4)

                    173,280

          3.   Ownership Form:  Direct (D) or Indirect (I)
               (Instr. 5)

                    D

          4.   Nature of Indirect Beneficial Ownership
               (Instr. 5)



          Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. If this form is filed by more than one reporting person, see Instruction 5(b)(v).



































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                 Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

          1.   Title of Derivative Security (Instr. 4)

               Series A Convertible Preferred Stock

          2.   Date Exercisable and Expiration Date (Month/Day/Year)

                    Date Exercisable    Immed.
                    Expiration Date     N/A

          3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

                    Title                         Common Stock, $.10 par
                                                  value
                    Amount or Number of Shares    124,560 (10 shares of
                                                  common stock for each
                                                  share of preferred stock)

          4.   Conversion or Exercise Price of Derivative Security

               $0.8028

          5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)

                    D

          6.   Nature of Indirect Beneficial Ownership (Instr. 5)

          Explanation of Responses:


                              ASTORIA CAPITAL PARTNERS, L.P.

                              By /s/ Richard W. Koe                  8/3/98
                              _____________________________          ______
                              Richard W. Koe                         Date
                              General Partner of
                              Astoria Capital Partners, L.P.

          **Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

          Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

          Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.




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